Exhibit 8.1

Dallas Denver Fort Lauderdale Jacksonville Las Vegas Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

September [   ], 2010

ARMOUR Residential REIT, Inc.

956 Beachland Blvd., Suite 11

Vero Beach, FL 32963

Ladies and Gentlemen:

We have acted as counsel for ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), in connection with the issuance of up to [4,000,000] shares (the “Shares”) of Common Stock, $0.0001 par value per share, of the Company pursuant to the Registration Statement on Form S-11 (File No. 333-169395) filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) and all amendments thereto (collectively, the “Registration Statement”). At your request, we are rendering this opinion in connection with the issuance of the Shares relating to qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and other matters referred to in the Registration Statement.  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement, and references herein to the Registration Statement shall include all exhibits, schedules, and amendments thereto.

In rendering the opinion below, we have examined and relied on the following documents, among other items: the Articles of Amendment and Restatement of the Company;  the Bylaws of the Company; a certificate of certain factual representations of the Company of even date herewith (the “Representation Certificate”); and the Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act of 1933, as amended.  In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  In addition, we have assumed that each party who has executed or adopted, or will execute or adopt, any of the foregoing documents had, or will have, the proper authority and capacity to execute or adopt them, and that any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering the opinion below, we have assumed, with the consent of the Company, that the factual description and representations regarding the assets, liabilities, equity, equity ownership, income, expenses, activities and operations and other facts relating to the Company set forth in the Registration Statement and the Representation Certificate are true, complete and accurate, and to the extent they relate to future business plans and operations, they will remain true, complete and accurate. We have also assumed that the Company has and will continue to comply with and operate in conformity with all of its organizational documents. If any assumption herein is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

ARMOUR Residential REIT, Inc.

September     , 2010

Based on all of the foregoing and in reliance thereon, and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (i) commencing with its taxable year that ended on December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of this opinion has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2010 and subsequent years, and (ii) the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitutes, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein.

Our opinion is subject to all of the assumptions, limitations and terms set forth in this letter. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion.  Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not sustain a contrary position.  We assume no responsibility to advise the Company or any person of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law regulations or interpretations thereof.  The Company’s qualification and taxation as a REIT for periods not yet completed will depend upon its ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions, diversity of stock ownership and activities.  Because the Company’s satisfaction of these requirements for periods not yet completed will depend on future events, no assurance can be given that the actual results of its operations for any such period will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.

This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any person other than you and your stockholders, or by you or your stockholders for any other purpose without our specific, prior, written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully yours,